Exhibit 99.(k)(4)

TRADEMARK LICENSE AGREEMENT

This TRADEMARK LICENSE AGREEMENT (“Agreement”) is effective as of the [  ] day of [  ], 2014 (“Effective Date”) among Kohlberg Kravis Roberts & Co. L.P., a Delaware limited partnership (the “Licensor”) and Altegris Advisors, L.L.C., a Delaware limited liability company (“Licensee”).

WHEREAS, Licensor is the owner of the service mark, corporate and trade name “KKR” (the “Mark”);

WHEREAS, Licensee desires to use the Mark in connection with the organization, offering and operation of the Altegris KKR Private Equity Master Fund and Altegris KKR Private Equity Fund (collectively, the “Funds”), each a closed-end management investment company registered under the Investment Company Act of 1940, as amended (collectively, the “Licensee Business”), and Licensor is willing to permit Licensee to use the Mark in respect of the Licensee Business, subject to the terms and conditions herein.

NOW, THEREFORE, in consideration of the premises and the mutual promises and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

Article 1.                                                Grant of Rights.  Subject to the terms and conditions herein, Licensor hereby grants to Licensee a paid-up, royalty-free, non-exclusive, non-transferable, non-sublicensable license for Licensee to use the Mark during the Term of this Agreement in connection with the Licensee Business (including as part of their respective names) in any jurisdiction in which Licensee is conducting any Licensee Business in accordance with Article 3.  This license does not include the right for Licensee to (i) use the Mark standing alone, (ii) use any variation, derivative or stylization of the Mark or the Fund Names, (iii) sublicense to any party, or (iv) use the Mark in connection or combination with any other name, term or logo (either of its own or a third party) other than the Fund Names.  All rights not expressly granted to Licensee in this Article 1 are reserved to Licensor.

Section 1.1.                                 For purposes hereof, “Fund Names” shall mean the legal names and trade names of each Fund.  Each such legal name or trade name must use the Mark immediately preceding “Private Equity”.

Article 2.                                                Ownership.  Licensee agrees that, as between the parties, Licensor is the sole owner of the Mark.  Licensee agrees not to directly or indirectly challenge or contest the validity of, or Licensor’s rights in the Mark (and the associated goodwill), including without limitation, arising out of or relating to any third-party claim, allegation, action, demand, proceeding or suit (“Action”) regarding enforcement of this Agreement or involving any third party.  The parties intend that any and all goodwill in the Mark arising from Licensee’s use of the Fund Names shall inure solely to the benefit of Licensor.  Notwithstanding the foregoing, in the event that Licensee is deemed to own any rights in the Mark (or the Mark portion of a Fund

Name), Licensee hereby assigns such rights to Licensor together with all goodwill associated therewith.

Article 3.                                                Use of the Mark.

Section 3.1.                                 Licensee shall maintain and preserve the quality of the Mark, and use the Fund Names in good faith and in a dignified manner, in a manner consistent with Licensor’s high standards of and reputation for quality, and in accordance with good trademark practice wherever the Mark or any Fund Name is used.  Licensee shall not take any action that could reasonably be expected to be detrimental to the Mark, each Fund Name or their associated goodwill.  If Licensor decides in its sole discretion to register the Mark or a Fund Name, Licensee agrees to affix all such trademark notices as may be requested by Licensor or required under applicable laws.

Section 3.2.                                 Upon request by Licensor, Licensee shall furnish to Licensor representative samples of all advertising and promotional materials in any media that use any Fund Name.  Licensee shall make any changes to such materials that Licensor requests to comply with Section 3.1, or preserve the validity of Licensor’s rights in the Mark.

Section 3.3.                                 Licensee shall, at its sole expense, comply at all times with all applicable laws, regulations, exchange and other rules and reputable industry practice pertaining to the Licensee Business, the use of the Mark and the Fund Names.

Article 4.                                                Termination.

Section 4.1.                                 The term of this Agreement (“Term”) commences on the Effective Date and continues in perpetuity, unless termination occurs pursuant to the other provisions of this Article 4.

Section 4.2.                                 If Licensee materially breaches one or more of its obligations hereunder, Licensor may terminate this Agreement, effective upon written notice, if Licensee does not cure such breach within 30 days written notice thereof (or any mutually-agreed extension).  If Licensor materially breaches one or more of its obligations hereunder, Licensee may terminate this Agreement, effective upon written notice, if Licensor does not cure such breach within 30 days written notice thereof (or any mutually-agreed extensions).  Licensor may terminate this Agreement immediately, effective upon written notice, if Licensee violates Article 7.

Section 4.3.                                 This Agreement shall terminate immediately if the names and investment objectives of the Funds are changed such that the Funds no longer employ the Mark.

Section 4.4.                                 Licensor has the right to terminate this Agreement immediately upon written notice to Licensee if (i) Licensee makes an assignment for the benefit of creditors; (ii) Licensee admits in writing its inability to pay debts as they mature; (iii) a trustee or receiver is appointed for a substantial part of Licensee’s assets and (iv) to the extent termination is enforceable under local law, a proceeding in bankruptcy is instituted against Licensee which is acquiesced in, is not dismissed within 120 days, or results in an adjudication of bankruptcy.

Section 4.5.                                 If an event described in Section 4.4 occurs, Licensor shall have the right, in addition to its other rights and remedies, to suspend Licensee’s rights regarding the Fund Names while Licensee attempts to remedy the situation.

Section 4.6.                                 Upon termination of this Agreement for any reason, (i) Licensee shall immediately cease all use of the Mark, including all Fund Names; (ii) the parties shall cooperate so as to best preserve the value of the Mark and each Fund Name; and (iii) Sections 6.2, 6.3, 6.4, 6.5, 6.6 and Article 8 shall survive any such event.

Article 5.                                                Infringement.  Licensee shall notify Licensor promptly after it becomes aware of any actual or threatened infringement, imitation, dilution, misappropriation or other unauthorized use or conduct in derogation (“Infringement”) of the Mark.  Licensor shall have the sole right to bring any Action to remedy the foregoing, and Licensee shall cooperate with Licensor in same, at Licensor’s expense.

Article 6.                                                Representations and Warranties.

Section 6.1.                                 Each party represents and warrants to the other party that:

(a)                                 This Agreement is a legal, valid and binding obligation of the warranting party, enforceable against such party in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to the effect of general principles of equity (regardless of whether enforcement is considered in a proceeding at law or in equity);

(b)                                 The warranting party is not subject to any judgment, order, injunction, decree or award of any court, administrative agency or governmental body that would or might interfere with its performance of any of its material obligations hereunder; and

(c)                                  The warranting party has full power and authority to enter into and perform its obligations under this Agreement in accordance with its terms.

Section 6.2.                                 EXCEPT AS EXPRESSLY SET FORTH IN SECTION 6.1, LICENSOR MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO THIS AGREEMENT, THE MARK OR THE FUND NAMES, AND EXPRESSLY DISCLAIMS ALL SUCH REPRESENTATIONS AND WARRANTIES, INCLUDING ANY WITH RESPECT TO TITLE, NON-INFRINGEMENT, MERCHANTABILITY, VALUE, RELIABILITY OR FITNESS FOR USE.  LICENSEE’S USE OF THE MARK AND THE FUND NAMES IS ON AN “AS IS” BASIS AND IS AT ITS OWN RISK (I) OUTSIDE THE UNITED STATES AND (II) EXCEPT AS EXPRESSLY SET FORTH HEREIN, WITHIN THE UNITED STATES.

Section 6.3.                                 Licensor will defend at its expense, indemnify and hold harmless Licensee, its affiliates and their respective directors, officers, employees, agents and representatives (“Related Parties”) from any loss, liability, damage, award, settlement, judgment, fee, cost or expense (including reasonable attorneys’ fees and costs of suit) (“Losses”) arising out of or relating to (i) any breach by Licensor of this Agreement or its warranties, representations, covenants and undertakings hereunder; or (ii) any third-party Action against any of them that arises out of or relates to any claim that Licensee’s use of the Mark as expressly authorized hereunder infringes the rights of a third party within the United States.

Section 6.4.                                 Except to the extent that Licensor has agreed to indemnify Licensee under Section 6.3, Licensee will defend at its expense, indemnify and hold harmless Licensor and its affiliates and their respective Related Parties from any Losses arising out of or relating to any third-party Action against any of them that arises out of or relates to (i) any breach by Licensee of this Agreement or its warranties, representations, covenants and undertakings hereunder; (ii) Licensee’s operation of its business; or (iii) any claim that Licensee’s use of the Mark, other than as explicitly authorized by this Agreement, infringes the rights of a third party anywhere in the world.

Section 6.5.                                 The indemnified party will promptly notify the indemnifying party in writing of any indemnifiable claim and promptly tender its defense to the indemnifying party.  Any delay in such notice will not relieve the indemnifying party from its obligations to the extent it is not prejudiced thereby.  The indemnified party will cooperate with the indemnifying party at the indemnifying party’s expense.  The indemnifying party may not settle any indemnified claim in a manner that adversely affects the indemnified party without its consent (which shall not be unreasonably withheld or delayed).  The indemnified party may participate in its defense with counsel of its own choice at its own expense.

Section 6.6.                                 EXCEPT WITH RESPECT TO A PARTY’S INDEMNIFICATION OBLIGATIONS HEREUNDER, NEITHER PARTY WILL BE LIABLE TO THE OTHER PARTY FOR SPECIAL, INDIRECT, CONSEQUENTIAL, EXEMPLARY, PUNITIVE OR INCIDENTAL DAMAGES (INCLUDING LOST PROFITS OR GOODWILL, BUSINESS INTERRUPTION AND THE LIKE) RELATING TO THIS AGREEMENT, EVEN IF IT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

Article 7.                                                Assignments.  Licensee may not assign, transfer, sublicense, pledge, mortgage or otherwise encumber this Agreement or its right to use the Mark, in whole or in part, without the prior written consent of Licensor in its sole discretion.  For the avoidance of doubt, a merger, change of control, reorganization or sale of all or substantially all of the stock of Licensee shall be deemed an “assignment” requiring such consent, regardless of whether Licensee is the surviving entity.  Licensee acknowledges that its identity is a material condition that induced Licensor to enter into this Agreement.  Any attempted action in violation of the foregoing shall be null and void ab initio and of no force or effect, and shall result in immediate termination of this Agreement.

Article 8.                                                Miscellaneous.

Section 8.1.                                 All notices hereunder shall be in writing and hand delivered or mailed by registered or certified mail (return receipt requested) or nationally recognized overnight courier service or facsimile with delivery confirmed to the following addresses (or at such other addresses as shall be specified by like notice) and will be deemed given on the date received:

LICENSOR:

Kohlberg Kravis Roberts & Co. L.P.

9 West 57th Street

New York, NY 10019

Attention: [  ]

Facsimile:  (212) [  ]-[  ]

LICENSEE:

Altegris Advisors, L.L.C.

1200 Prospect Street

Suite 400

La Jolla, CA 92037

Attention: [  ]

Facsimile:  (415) [  ]-[  ]

Section 8.2.                                 Further Assurances.  Licensor and Licensee agree to execute such further documentation and perform such further actions, including the recordation of such documentation with appropriate authorities, as may be reasonably requested by the other party hereto to evidence and effectuate further the purposes and intents set forth in this Agreement.

Section 8.3.                                 Entire Agreement/Construction.  This Agreement shall constitute the entire agreement between the parties with respect to the subject matter hereof and shall supersede all previous negotiations, commitments and writings with respect to such subject matter.

Section 8.4.                                 Amendments.  This Agreement, including this provision of this Agreement, may not be modified or amended except by an agreement in writing signed by each of the parties hereto.

Section 8.5.                                 Cumulative Rights; Waiver.  All rights and remedies which Licensor or Licensee may have hereunder or by operation of law are cumulative, and the pursuit of one right or remedy shall not be deemed an election to waive or renounce any other right or remedy.  The failure of either Licensor or Licensee to require strict performance by the other party of any provision in this Agreement will not waive or diminish that party’s right to demand strict performance thereafter of that or any other provision hereof.

Section 8.6.                                 Severability.  The parties agree that each provision of this Agreement shall be construed as separable and divisible from every other provision.  The unenforceability of any one provision shall not limit the enforceability, in whole or in part, of any other provision hereof.  If any term or provision of this Agreement (or the application thereof to any party or set of circumstances) shall be held invalid or unenforceable in any jurisdiction and to any extent, it shall be ineffective only to the extent of such invalidity or unenforceability and shall not invalidate or render unenforceable any other terms or provisions of this Agreement (or such applicability thereof).  In such event, the parties shall negotiate in good faith a valid, enforceable, applicable substitute provision that attempts as closely as possible to achieve the intended purpose of the previous term or provision and has an effect as comparable as possible on the parties’ respective positions.

Section 8.7.                                 Governing Law/Jurisdiction.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely in the State of New York.  The parties agree, for the purposes of any action arising out of or related to this Agreement, to commence any such action solely in the state or federal courts located in the State of New York, Borough of Manhattan.

Section 8.8.                                 Construction.  Titles and headings to sections herein are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.  This Agreement shall be construed as if drafted jointly by the parties.

Section 8.9.                                 Separate Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other parties.  Delivery of an executed signature page of this Agreement by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement, effective as of the date first above written.

KOHLBERG KRAVIS ROBERTS & CO. L.P.

By:	[ ]

By:
	Name:	[ ]
	Title:	[ ]

ALTEGRIS ADVISORS, L.L.C.

By:
	Name:	[ ]
	Title:	[ ]